EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
VALLEY NATIONAL BANCORP

Valley National Bancorp, a New Jersey corporation, pursuant to Section 14A:9-4 of the New Jersey Business Corporation Act, does hereby certifies as follows:
FIRST:        The name of the corporation is Valley National Bancorp (the “Corporation”).
SECOND:    Article V(A) of the Restated Certificate of Incorporation is amended to read in its entirety as follows:
The total authorized capital stock of the Corporation shall be 500,000,000 shares, consisting of 450,000,000 shares of common stock and 50,000,000 shares of preferred stock which may be issued in one or more classes or series. The shares of common stock shall constitute a single class and shall be without nominal or par value. The shares of preferred stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.
THIRD:    The foregoing amendment to the Restated Certificate of Incorporation was approved by the board of directors and thereafter duly adopted by the shareholders of the Corporation on the 27th day of April, 2017.
FOURTH:    The number of shares of common stock, no par value per share, of the Corporation (the “Common Stock”) outstanding at the time of the adoption of the amendment was 263,833,405. The total number of shares of Common Stock entitled to vote thereon was 229,973,848. There were no other classes of shares of capital stock authorized to vote.
FIFTH:        The number of shares of Common Stock voting for and against the amendment is as follows:
Number of Shares Voting For Amendment     Number of Shares Voting Against Amendment
101,341,988                     75,024,300
SIXTH:        This Certificate of Amendment to the Restated Certificate of Incorporation shall become effective upon filing.
IN WITNESS WHEREOF, Alan D. Eskow, being the Senior Executive Vice President and Chief Financial Officer of the Corporation, has executed this Certificate of Amendment to the Restated Certificate of Incorporation of Valley National Bancorp on behalf of the Corporation on this 4th day of May, 2017.

VALLEY NATIONAL BANCORP
/s/ Alan D. Eskow
By: Alan D. Eskow
Title: Senior Executive Vice President and Chief Financial Officer

97042693.2